111 West Monroe Street Chicago, Illinois 60603-4080
T 312.845.3000 F 312.701-2361

July 27, 2018

Wasatch Funds Trust

505 Wakara Way, 3rd Floor

Salt Lake City, Utah 84108

Re:	Wasatch Funds Trust

Ladies/Gentlemen:

As counsel for the Wasatch Funds Trust (the “Trust”) on behalf of its series, the Wasatch Global Value Fund, we consent to the incorporation by reference in Pre-Effective Amendment No. 2 to the Trust’s Registration Statement on Form N-14, of our opinion filed with the Securities and Exchange Commission in Pre-Effective Amendment No. 1 to the Trust’s Registration Statement on Form N-14 on July 23, 2018.

In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

    /s/ Chapman and Cutler LLP

CHAPMAN AND CUTLER LLP